Exhibit 99.1

[Tasker Logo Appears Here]	Investor Contact:
Joseph M. Zappulla
PRESS RELEASE	Wall Street Consultants Corp.
212-681-4100
jzappulla@wallstreetir.com

Tasker Products Enters into Securities Purchase Agreement

relating to the Issuance and Sale of its Common Stock and Warrants

DANBURY, Ct –September 20, 2005 – Tasker Capital Corp. (OTC BB: TKER) today announced that it has entered into a Securities Purchase Agreement with investors pursuant to which Tasker will issue and sell 2,288,913 shares of its common stock and warrants exercisable for 1,144,459 shares of its common stock pursuant to a private placement for gross proceeds to Tasker at the initial closing under the Securities Purchase Agreement of $5,035,618. The Company expects that the initial closing will occur over the next seven days. The Securities Purchase Agreement provides for a financing of up to $10,000,000, with provision for subsequent closings.

Pursuant to the Securities Purchase Agreement, the shares of common stock and the warrants are sold together, at a purchase price of $2.20 per share of common stock. Each purchaser of shares of common stock will receive a warrant exercisable for a number of shares of common stock equal to fifty percent of such purchaser’s subscription amount divided by $2.20. The warrants will have a term of five years and an exercise price of $3.00 per share.

The purpose of this financing is to raise proceeds to accelerate Tasker’s roll-out plans for its pen spray, poultry processing product, and Unifresh Footbath, install a second production plant, and implement a cost effective marketing campaign for Close Call geared at consumer awareness.

The securities offered, issued and sold pursuant to this financing will not be registered under the Securities Act of 1933, as amended, by reason of an exemption from the registration requirements under Section 4(2) and/or Rule 506 of Regulation D of the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The company will be obligated to register the shares of common stock issued in this financing and the shares of common stock receivable upon exercise of the warrants pursuant to the terms of a registration rights agreement.

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to compete with other products in our space; the risk of unfavorable federal regulation; and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. The proposed transaction may or may not close as expected. If the transaction does not close, the Company’s ability to capitalize on potential opportunities for the sale of its products may be significantly negatively impacted. We discuss many of these and other risks and uncertainties in greater detail in our filings with the SEC, including the section entitled, “Risk Factors That May Affect Future Results” in Item 1 of the Company’s most recent Annual Report on Form 10-KSB as filed with SEC.